EXHIBIT 5.1

                                The Dow Law Group
                                Attorneys at Law
                             1997-B Powers Ferry Rd.
                               Marietta, GA 30067
                               404-664-5496 phone
                                770-818-0606 fax


                                 April 11, 2006








Ladies and Gentlemen:

     As counsel for Silver Screen Studios, Inc. (the "Company"), we have examined its such corporate records, documents and proceedings, and such questions of law as we have deemed relevant for the purpose of this opinion.

     Upon the basis of such examination, we are of the opinion that the 85,000,000 shares will be, when issued and sold in the manner referred to in the Plans, duly and validly issued as fully paid and non-assessable securities of the Company and shall be issued free trading.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.






Very truly yours,

/s/ Anthony Dow, Esq.

Anthony Dow, Esq.